UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Congress Ave. Suite 510

Austin, TX 78701

(Address of principal executive offices, zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 13, 2006, we entered into a Revolving Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Administrative Agent and Wells Fargo Bank, National Association as Syndication Agent including the following additional lenders, Union Bank of California, N.A., LaSalle Bank National Association, and Harris N.A. (collectively, the “Lenders”). Under the terms of the Credit Agreement, we may borrow up to $100 million under a revolving line of credit from the named Lenders at the Bank of America Prime Rate or the British Bankers Association LIBOR Rate, plus a spread. The spread over the Prime Rate or LIBOR Rate is determined by our leverage ratio, as defined in the Credit Agreement.

The Credit Agreement has a five-year maturity and includes additional terms under which we may request an increase of up to $75 million in commitments, from the lenders, as business needs dictate. The Credit Agreement also contains various covenants that specify minimum or maximum financial ratios that may limit our ability to take on additional debt.

The foregoing description of our Credit Agreement does not purport to be complete and is qualified in its entirety by reference to our Credit Agreement, which will subsequently be filed as an exhibit to our Annual Report on Form 10-K when filed in the first quarter of 2006.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

ITEM 9.01	Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated January 18, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 18, 2006	/s/ Fernando Sanchez
Fernando Sanchez
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 18, 2006.

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